UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event reported) — October 19, 2009 (October 16, 2009)

MDC PARTNERS INC.
(Exact name of registrant as specified in its charter)

Canada (Jurisdiction of Incorporation)	001-13718 (Commission File Number)	98-0364441 (IRS Employer Identification No.)

45 Hazelton Ave., Toronto, Ontario, Canada M5R 2E3
(Address of principal executive offices and zip code)

(416) 960-9000
(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)

☐	Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))

☐	Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e− 4(c))

Item 7.01. Regulation FD Disclosure.

On October 16, 2009, MDC Partners Inc. ( “MDC”) announced that it would be commencing a private offering of  $200 million aggregate principal amount of senior unsecured notes due 2016 (the “Notes”).  MDC is updating its disclosure under Item 7.01 of this Current Report on Form 8-K.  This information, some of which has not previously been reported, is excerpted from a confidential offering circular disseminated in connection with the private offering on October 19, 2009.

Debt Financing

MDC and its material subsidiaries expect to enter into a new $75 million senior secured revolving credit facility (the “Facility”) with Wells Fargo Foothill, LLC, as sole agent, and a syndicate of lenders party thereto.  The Facility, together with the proceeds from the Notes offering, is expected to replace MDC’s existing $185 million senior secured financing agreement with Fortress Credit Corp., as collateral agent, Wells Fargo Foothill, Inc., as administrative agent, and a syndicate of lenders from time to time a party thereto, dated as of June 18, 2007 (the “Financing Agreement”), which was originally scheduled to mature on June 17, 2012 and is expected to be terminated concurrently with entry into the proposed Facility.

Borrowings under the proposed Facility will bear interest at a rate equal to, at MDC’s option, (i) the greater of (a) the prime lending rate as announced from time to time by Wells Fargo Bank, N.A., and (b) the Federal Funds Rate plus 1⁄2%, (the ‘‘Base Rate’’) plus an applicable margin or (ii) LIBOR for eurodollar deposits plus an applicable margin.  MDC expects that the initial applicable margin for borrowings will be 3.00% in the case of Base Rate Loans and 3.25% in the case of LIBOR Rate Loans.  After the closing date of the Facility, the applicable margins may be reduced subject to MDC attaining certain trailing twelve months EBITDA levels.  In addition, MDC is required to pay an unused revolver fee.

Advances under the Facility may be prepaid in whole or in part from time to time without penalty or premium (unless in connection with the prepayment in full of the Facility).  The revolving credit facility commitment may be reduced from time to time so long as MDC pays a prepayment premium.  All obligations under the Facility will be guaranteed by all of MDC’s present and future subsidiaries, other than immaterial subsidiaries.  The Facility will contain a number of financial covenants that, among other things, will require MDC to maintain a fixed charge coverage ratio not less than 1.25:1, a senior leverage ratio not greater than 2:1, and a minimum EBITDA level of $50,000,000.

Risk Factors

MDC competes for clients in highly competitive industries.

MDC operates in a highly competitive environment in an industry characterized by numerous firms of varying sizes, with no single firm or group of firms having a dominant position in the marketplace.  MDC is, however, smaller than several of its larger industry competitors.  Competitive factors include creative reputation, management, personal relationships, quality and reliability of service and expertise in particular niche areas of the marketplace.  In addition, because a firm’s principal asset is its people, barriers to entry are minimal, and relatively small firms are, on occasion, able to take all or some portion of a client’s business from a larger competitor.

While many of MDC’s client relationships are long-standing, companies put their advertising and marketing services businesses up for competitive review from time to time, including at times when clients enter into strategic transactions. From year to year, the identities of MDC's 10 largest customers may change, as a result of client losses and additions and other factors; however, the proportion of MDC's business derived from its 10 largest clients does not vary significantly from year to year.  To the extent that MDC fails to maintain existing clients or attract new clients, MDC’s business, financial condition and operating results may be affected in a materially adverse manner.

The loss of lines of credit under MDC’s Financing Agreement or the Facility, as the case may be, could adversely affect MDC’s liquidity and MDC’s ability to implement MDC’s acquisition strategy and fund any put options if exercised.

As of June 30, 2009, MDC had utilized approximately $146.3 million of the $185.0 million available under its Financing Agreement in the form of borrowings and letters of credit. Concurrently with this offering, MDC expects to enter into the Facility which will include a $75.0 million revolving facility, including borrowing capacity for letters of credit in an aggregate amount not to exceed $20.0 million.  MDC uses and expects to use amounts available under the Financing Agreement or the Facility, as the case may be, together with cash flow from operations, to fund its working capital needs, to fund the exercise of put option obligations and to fund MDC’s strategy of making selective acquisitions of ownership interests in entities in the marketing communications services industry.

MDC is currently in compliance with all of the terms and conditions of the Financing Agreement, and management believes that MDC will be in compliance with the covenants in the Facility that will be entered into in connection with this offering over the next twelve months.  If, however, events were to occur which result in MDC losing all or a substantial portion of its available credit under the Financing Agreement or the Facility, as the case may be, MDC would be required to seek other sources of liquidity.  In addition, if MDC were unable to replace this source of liquidity, then MDC’s ability to fund its working capital needs and any contingent obligations with respect to put options would be materially adversely affected.

MDC is subject to regulations that could restrict its activities or negatively impact its revenues.

Advertising and marketing communications businesses are subject to government regulation, both domestic and foreign.  There has been an increasing tendency in the United States on the part of advertisers to resort to litigation and self-regulatory bodies to challenge comparative advertising on the grounds that the advertising is false and deceptive.  For example, on October 5, 2009, the U.S. Federal Trade Commission approved final guidance governing the use of endorsements and testimonials in advertising, which identifies certain content that must be included in such advertising and makes clear that endorsers may be liable for fraudulent or misleading statements.  Moreover, there has recently been an expansion of specific rules, prohibitions, media restrictions, labeling disclosures, and warning requirements with respect to advertising for certain products and usage of personally identifiable information. Representatives within government bodies, both domestic and foreign, continue to initiate proposals to ban the advertising of specific products and to impose taxes on or deny deductions for advertising which, if successful, may have an adverse effect on advertising expenditures and consequently MDC’s revenues.

The indenture governing the Notes and the Facility governing MDC’s secured lines of credit contain or will contain various covenants that limit MDC’s discretion in the operation of MDC’s business.

The indenture governing the Notes and the Facility governing MDC’s lines of credit contain or will contain various provisions that limit MDC’s discretion in the operation of MDC’s business by restricting MDC’s ability to:

•	undergo a change in control;

•	sell assets;

•	pay dividends and make other distributions;

•	redeem or repurchase MDC’s capital stock;

•	incur additional debt and issue capital stock;

•	create liens;

•	consolidate, merge or sell substantially all of MDC’s assets;

•	enter into certain transactions with MDC’s affiliates;

•	make loans, investments or advances;

•	repay subordinated indebtedness;

•	engage in new lines of business; and

•	enter into sale and leaseback transactions.

These restrictions on MDC’s ability to operate MDC’s business in MDC’s discretion could seriously harm MDC’s business by, among other things, limiting MDC’s ability to take advantage of financing, merger and acquisition and other corporate opportunities.  The Facility is subject to various additional covenants, including a senior leverage ratio, a fixed charge coverage ratio and a minimum EBITDA level.  Events beyond MDC’s control could affect MDC’s ability to meet these financial tests, and MDC cannot assure you that MDC will meet them.

MDC’s substantial indebtedness could adversely affect MDC’s cash flow and prevent MDC from fulfilling MDC’s obligations, including the Notes.

As of June 30, 2009, after giving effect to the issuance of the Notes and the application of the net proceeds from the Notes, MDC would have had $204.3 million of indebtedness.  In addition, MDC expects to make additional drawings under the Facility from time to time.  MDC’s ability to pay principal and interest on MDC’s indebtedness is dependent on the generation of cash flow by MDC’s subsidiaries.  MDC’s subsidiaries’ business may not generate sufficient cash flow from operations to meet MDC’s debt service and other obligations.  If MDC is unable to meet MDC’s expenses and debt service obligations, MDC may need to obtain additional debt, refinance all or a portion of MDC’s indebtedness on or before maturity, sell assets or raise equity.  MDC may not be able to obtain additional debt, refinance any of MDC’s indebtedness, sell assets or raise equity on commercially reasonable terms or at all, which could cause MDC to default on MDC’s obligations and impair MDC’s liquidity.  MDC’s inability to generate sufficient cash flow to satisfy MDC’s debt obligations, to obtain additional debt or to refinance MDC’s obligations on commercially reasonable terms would have a material adverse effect on MDC’s business, financial condition and results of operations.

If MDC cannot make scheduled payments on MDC’s debt, MDC will be in default and, as a result, MDC’s debt holders could declare all outstanding principal and interest to be due and payable; the lenders under the Facility could terminate their commitments to loan MDC money and foreclose against the assets securing MDC’s borrowings; and MDC could be forced into bankruptcy or liquidation, which could result in your losing your investment in the Notes.  MDC’s level of indebtedness could have important consequences to you.  For example it could:

•	make it more difficult for MDC to satisfy MDC’s obligations with respect to the Notes;

•	increase MDC’s vulnerability to general adverse economic and industry conditions;

•
require MDC to dedicate a substantial portion of MDC’s cash flow from operations to payments on MDC’s indebtedness, thereby reducing the availability of MDC’s cash flow to fund working capital and other activities;

•
limit MDC’s flexibility in planning for, or reacting to, changes in MDC’s business and the advertising industry, which may place MDC at a competitive disadvantage compared to MDC’s competitors that have less debt; and

•	limit, particularly in concert with the financial and other restrictive covenants in MDC’s indebtedness, MDC’s ability to borrow additional funds or take other actions.

Strengths and Strategies of the Company

Strengths

Proven Partnership Model with Leading Marketing Services Agencies

MDC partners with entrepreneurial and media-agnostic marketing services agencies across North America and Europe, including firms such as Crispin Porter + Bogusky, kirshenbaum bond senecal + partners, Zig, Source Marketing, VitroRobertson and Colle + McVoy.  The Company’s partnership structure creates an ongoing alignment of interests between the parent company and the core operational talent to drive financial performance.  The perpetual partnership model functions by (1) identifying partners with a sustainable differentiated position in the marketplace and understanding the increasingly complex and fragmented media landscape; (2) creating a partnership structure generally by taking a majority ownership position and leaving a substantial minority equity or economic ownership position in the hands of operating management to incentivize long-term growth; (3) providing access to more financial and human resources and leveraging the network’s scale; and (4) delivering strong financial results.  As a result of MDC’s experience in acquiring over 30 companies since MDC’s founding, MDC has developed a sound investment strategy and best practices for integration which combine to reduce risk broadly inherent with strategic acquisitions.

Media-Agnostic Focus with Market Leading Exposure to Digital Advertising

MDC believes that the agency model of the future relies on being able to provide clients with media-agnostic solutions that navigate the increasingly fragmented media landscape by reaching MDC’s clients’ target customers no matter where they may be.  This means being able to provide solutions leveraging digital technologies and media, in addition to traditional media advertising such as on television.  Given this focus, digital revenues now make up 28% of MDC’s revenue as of the second quarter of 2009, which MDC believes and according to analyst estimates is higher than all of MDC’s direct public-company peers.  MDC’s digital capabilities not only enhance MDC’s clients’ ability to target their customers, but given that they are interactive in nature, enable MDC to more accurately measure the effectiveness of their marketing expenditures.  Digital marketing communications services are consuming a growing portion of marketing dollars.  MDC expects to aggressively grow digital revenue to 40% of total revenue in the next three to five years.

High Quality Portfolio of Clients in Diverse Industries

MDC’s clients include some of the most notable global brands and are broadly spread across numerous industries.  MDC’s partnership structure allows MDC to work with clients within the same business sector through MDC’s different agencies, as well as maintain a diversified client base by sector.  In the aggregate, MDC’s top ten clients based on revenue accounted for approximately 45% and 39% of revenue in 2008 and 2007, respectively.  As MDC continues to grow, MDC expects MDC’s client base to diversify and the percentage of MDC’s total revenue attributable to MDC’s top ten clients to decrease.  Currently, within many of MDC’s largest clients, MDC represents multiple brands or divisions across multiple advertising and marketing disciplines, thereby providing a further layer of diversity.

High Free Cash Flow Generation that Fuels Future Growth

           MDC is focused on optimizing MDC’s operations to maximize free cash flow given MDC’s view that free cash flow is the best metric with which to improve MDC’s credit worthiness and enhance MDC’s equity value. MDC’s business model allows MDC to generate significant operating cash flow due to MDC’s strong operating margins, moderate capital expenditures needs and tightly managed working capital requirements.  Additionally, MDC’s partnership platform seeks to take advantage of MDC’s scale and is designed to potentially increase purchasing efficiencies and centralize certain non-revenue generating business activities.

Experienced Management Team featuring Industry Leaders across Partnerships

MDC’s management team has a track record of efficiently operating and managing a profitable advertising business through economic cycles.  The management team is continually seeking to improve profitability, growth and cash flow generation.  In addition, the team has a long-standing record of executing acquisitions, investments and integration efforts as well as recruiting and incentivizing key talent that are the drivers of MDC’s operating businesses.

Strategies

Based on the simple premise that the best talent will attract the most desirable clients, MDC purposefully keeps equity in the hands of the founders and successive generations of management through its operating philosophy of “perpetual partnership” to foster entrepreneurial growth.  MDC offers an alternative to traditional agency networks that have rigid structures, standardized procedures, and a geographical client focus.  MDC encourages creativity, innovation, and autonomy in its Partner firms while providing human and financial resources with the goal of improving operating performance.  While MDC is the ninth largest advertising and marketing services firm in the world according to AdAge, MDC believes there is opportunity to gain market share both in North America and around the world.  MDC believes that MDC can enhance MDC’s success by implementing the following business strategies:

Emphasize Nimble, Media-Agnostic Platform

MDC believes that MDC’s firms are smaller and more nimble than many of the legacy agencies against which they compete.  Therefore they are able to offer an integrated media-agnostic solution without being limited to any particular media or marketing discipline.  This means being able to provide solutions leveraging digital technologies and media, in addition to traditional media advertising such as on television or in print.  The rise of social media is only adding to the complexity of the advertising landscape, thereby MDC believes making MDC’s media-agnostic approach even more advantageous.

Continued Focus on High Growth Digital Platforms

MDC continues to focus on ensuring that MDC offers MDC’s clients the ability to leverage digital technologies and media to effectively market to consumers.  MDC’s business plan is to grow digital revenues from 28% to 40% of total revenue in the next three to five years.  MDC plans to meet this goal through internal investment in digital and social media talent, by partnering and investing with innovative digital firms and by organically growing MDC’s existing digital initiatives.  MDC expects these digital capabilities will serve to help MDC agencies to differentiate their respective competitive offerings and deliver results to MDC’s clients.

Expand Margins through Lean Corporate Overhead Structure

Through improvements in process and investments in technology, MDC has been able to continually reduce MDC’s corporate overhead costs even as MDC has grown MDC’s business over the last few years.  MDC plans to contain corporate expense growth to a rate lower than the growth of MDC’s overall business, thereby providing further operating leverage, especially as MDC moves to centralize more purchasing and other functions.  Currently, MDC provides centralized functional services, including accounting and finance, legal services, real estate expertise, strategic sourcing, recruitment assistance, employee benefits and executive compensation management.

Selectively Pursue Favorable Partnership Opportunities

Part of MDC’s growth strategy is to pursue selective acquisitions that add to MDC’s broader capabilities and where MDC believes MDC can help change the revenue and profit growth of the underlying business.  MDC’s partnership strategy facilitates an ongoing alignment of interests to drive performance across the businesses and is designed to secure agency management for the long-term and facilitate succession planning.  MDC looks for the opportunity to partner with businesses that (1) have a sustainable competitive differentiation, (2) understand how consumers consume influence in a digital economy, (3) have significant growth potential with strong margins, (4) are capable management teams, (5) have an ability to collaborate across the MDC network and (6) have a proven track record of success.  MDC believes that this disciplined approach to new partnership opportunities given the above focus and MDC’s priority return acquisition structure reduces the risk broadly inherent with strategic acquisitions.

Restatement of Selected Historical Financial Data

In accordance with the adoption of the accounting standards relating to non-controlling interests (formerly minority interests), income attributable to non-controlling interests has been reclassified from a component of income (loss) from continuing operations to a caption below net income.  These new standards require that net income (loss) be presented with and without adjustments for non-controlling interests.  These standards were adopted in January 2009 and all prior periods have been restated to conform with the current presentation.  Accordingly income (loss) from continuing operations as reported in the Company’s 10-K for 2004 has been adjusted from income of $6,716 to income of $15,902, for 2005 from a loss of $7,539 to income of $14,048, for 2006 from a loss of $8,312 to income of $8,403, for 2007 from a loss of $18,182 to income of $2,335 and for 2008 from income of $10,148 to income of $18,284, reflecting the reclassification adjustment of income attributable to non-controlling interests of $9,186, $21,587, $16,715, $20,517 and $8,136 for 2004, 2005, 2006, 2007 and 2008, respectively.

MDC is furnishing the information in this Current Report on Form 8-K to comply with Regulation FD.  Such information shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing.

Item 8.01. Other Events

Recent Transaction

Effective October 5, 2009, the Company acquired the remaining 6% equity interest in Crispin Porter & Bogusky LLC (“CPB”) from the minority holder. In accordance with the terms of the underlying limited liability company agreement, the estimated contingent purchase price of $8.5 million will be paid in future periods beginning in April 2011. Following the closing of this transaction, MDC’s ownership in CPB is 100%.

Proposed Senior Unsecured Notes Offering

On October 16, 2009, the Company issued a press release announcing its intention to offer, in a private placement, the Notes.  The Company intends to use the net proceeds of this offering to repay the outstanding balance under and terminate the Financing Agreement, to redeem its outstanding 8% convertible unsecured subordinated debentures due 2010 and for general corporate purposes.   A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information disclosed under this Item 8.01, including Exhibit 99.1, shall be deemed to be “filed” for purposes of the Exchange Act.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

99.1	Text of press release issued by MDC Partners Inc. on October 16, 2009, regarding the Notes (filed herewith).

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

MDC Partners Inc.

Date: October 19, 2009	By:	/s/ Mitchell Gendel
Mitchell Gendel
General Counsel & Corporate Secretary